Exhibit 23.2
CONSENT OF INDEPENDENT VALUATION FIRM
We consent to the inclusion in Mobile Mini, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2011 of references to our Valuation Reports relating to the estimation of either or both the fair market value and the orderly liquidation value of the company’s lease fleet appraised as of April 30, 2010 and to references to our firm’s name therein.
AccuVal Associates, Incorporated

William R. Corwin, CEA
Senior Manager
10218 N. Port Washington Rd. Mequon. WI 53092 USA 800 852-9252 P: 262 241-1000 F: 262 241-1010 accuval.net